Exhibit 99.1

Contact: Investor Relations
804.289.9709	FOR IMMEDIATE RELEASE

Brink's Reports First-Quarter Results

Strong Growth in Revenue, Operating Profit, Adjusted EBITDA and Net Income
G4S Acquisitions Largely Integrated, Expect to Exceed Synergy Target
Management Raises Guidance, Expects Accelerated Growth in Second Half
Investor Day Planned in October

1Q Highlights:
•Revenue up 12% as acquisitions more than offset ongoing pandemic headwinds
•Operating profit: GAAP up 135%, non-GAAP up 43%
•Operating margin: GAAP 6.3%, up 330 bps; non-GAAP 9.2%, up 200 bps
•GAAP net income $13M, up 606%; Adjusted EBITDA $137M, up 32%
•EPS: GAAP $.25 vs $.03; non-GAAP $.82 vs $.50
•PAI acquisition completed on April 1, expected to add $22M of Adjusted EBITDA in 2021
•$400 million USD/EUR cross currency interest rate swap expected to increase 2021 EPS by $.06

RICHMOND, Va., April 28, 2021 –The Brink’s Company (NYSE:BCO), the global leader in total cash management, route-based secure logistics and payment solutions, today announced results for the first quarter of 2021, which are summarized below.

(In millions, except for per share amounts)	First-Quarter 2021
	GAAP	Change	Non-GAAP	Change	Constant Currency Change(b)
Revenue	$978	12%	$978	12%	13%
Operating Profit	$62	fav	$90	43%	50%
Operating Margin	6.3%	330 bps	9.2%	200 bps	240 bps
Net Income / Adjusted EBITDA(a)	$13	fav	$137	32%	36%
EPS	$0.25	fav	$0.82	64%	76%
(a)The non-GAAP financial metric, adjusted EBITDA, is presented with its corresponding GAAP metric, net income attributable to Brink's.
(b)Constant currency represents 2021 results at 2020 exchange rates.

Doug Pertz, president and chief executive officer, said: “Our strong first-quarter results reflect the highly successful integration of our G4S acquisitions and fixed cost reductions, which more than offset the unexpected impact of extended pandemic-related shutdowns, most notably in Europe. We are encouraged by these results and the fact that organic revenue declined by only 6% compared to last year, when the pandemic had not yet had a material impact on our business.

“We expect organic and inorganic revenue and profit growth to accelerate as we move through 2021, especially in the second half. Our confidence is based on continued economic recovery from pandemic lows, the realization of full-year benefits from the G4S acquisitions, the sustainability and increased impact of our cost reductions, and normal seasonality. We expect full-year results to be further supplemented by our April 1 acquisition of PAI, which will be additive to the 2021 non-GAAP guidance we provided on February 23. At the midpoints of our increased guidance, we now expect revenue growth of 21%, operating profit growth of 34% and EPS growth of 32%. Adjusted EBITDA is expected to be approximately $705 million at the midpoint, an increase of 25%.
    “Once again, I want to thank our global team, which continues to demonstrate its ability to execute very effectively under difficult conditions. Cash usage, even during the pandemic, continues to be strong with U.S. cash in circulation up 17% year-over-year. We are well-positioned to deliver accelerated growth as economies reopen and as we execute on our 3-year strategic plan, which includes continued Strategy 1.0 organic growth initiatives, potential Strategy 1.5 acquisitions, and Strategy 2.0 digital cash management solutions. We look forward to disclosing more information on these strategies and our financial targets when we host an Investor Day in October.”

PAI Acquisition
On April 1, Brink’s completed its acquisition of PAI, Inc., the largest privately-held provider of ATM services in the U.S., for $213 million. On a full-year basis, PAI is expected to generate adjusted EBITDA of approximately $30 million annually. Given the acquisition’s closing date of April 1, PAI is expected to add approximately $22 million of adjusted EBITDA to the company’s 2021 results. Based in Dallas, Texas, PAI employs 225 people across three major U.S. locations and another 12 field locations. The acquisition was financed using available cash and the company’s existing credit facility.
PAI offers a full range of managed services and tools for ATM owner-operators and PAI-owned ATMs, including its SaaS-based technology platform (AMP+), which maximizes ATM network performance and provides real-time visibility. PAI’s field services are built around its VTS (Vantage Technical Services) cash management and maintenance solution for ATM devices. Core services include remote device management, transaction processing, bank sponsorship, technology updates and product development. PAI maintains its own software development and services team in Billings, Montana.
A primary goal of Brink’s Strategy 2.3 is to offer ATM solutions integrated with other Brink’s solutions to provide complete, end-to-end cash management. PAI provides Brink’s with a platform of proprietary ATM services and more than 100,000 ATM service locations in the U.S., accelerating the company's execution of Strategy 2.3 and other 2.0 initiatives in North America. PAI also offers significant opportunities for cross-selling services. In Europe, Brink’s has entered into agreements to take full ownership and provide managed services to financial institutions for more than 11,000 ATMs. With PAI’s capabilities, Brink’s will offer a more complete and technology-rich range of bundled ATM services to U.S. retailers, banks and credit unions through multi-year service contracts that generate recurring revenue streams.
Conference Call
Brink’s will host a conference call on April 28 at 8:30 a.m. ET to review first-quarter results.  Interested parties can listen by calling 888-349-0094 (in the U.S.) or 412-902-0124 (international). Participants can pre-register at https://dpregister.com/sreg/10153592/e57098ab98 to receive a direct dial-in number for the call. The call also will be accessible live via webcast on the Brink’s website (www.brinks.com). A replay of the call will be available through May 28, 2021 at 877-344-7529 (in the U.S.) or 412-317-0088 (international). The conference number is 10153592. An archived version of the webcast will be available online in the Investor Relations section of http://investors.brinks.com.

2021 Guidance (Unaudited)
(In millions, except for percentages and per share amounts)

	2021 GAAP Outlook(b)	Reconciling Items(a)	2021 Non-GAAP Outlook(a)
Revenues	$4,250 – 4,650	—	4,250 – 4,650
Operating profit	389 – 479	77	466 – 556
EPS from continuing operations attributable to Brink's	$2.55 – 3.65	1.80 – 1.90	4.35 – 5.55

Operating profit margin	9.2% – 10.3%	1.7% – 1.8%	11.0% – 12.0%

Free cash flow before dividends			185 – 275

Adjusted EBITDA			660 – 750

Adjusted EBITDA margin			15.5% – 16.1%

Amounts may not add due to rounding

(a)The 2021 Non-GAAP outlook amounts exclude certain forecasted Non-GAAP adjusting items, such as intangible asset amortization and U.S. retirement plan costs. We have not forecasted the impact of highly inflationary accounting on our Argentina operations in 2021 or other potential Non-GAAP adjusting items for which the timing and amounts are currently under review, such as future restructuring actions. We have also not forecasted changes in cash held for customer obligations or proceeds from the sale of property, equipment and investments in 2021. The 2021 Non-GAAP outlook amounts for operating profit, EPS from continuing operations, free cash flow before dividends and Adjusted EBITDA cannot be reconciled to GAAP without unreasonable effort. We cannot reconcile these amounts to GAAP because we are unable to accurately forecast the impact of highly inflationary accounting on our Argentina operations in 2021 or other potential Non-GAAP adjusting items for which the timing and amounts are currently under review, such as future restructuring actions. We are also unable to forecast changes in cash held for customer obligations or proceeds from the sale of property, equipment and investments in 2021.
(b)The 2021 GAAP outlook excludes any forecasted impact from highly inflationary accounting on our Argentina operations as well as other potential Non-GAAP adjusting items for which the timing and amounts are currently under review, such as future restructuring actions.

The Brink’s Company and subsidiaries
(In millions, except for per share amounts) (Unaudited)

First-Quarter 2021 vs. 2020

GAAP		Organic	Acquisitions /			% Change
	1Q'20	Change	Dispositions(a)	Currency(b)	1Q'21	Total	Organic
Revenues:
North America	$341	(28)	2	2	317	(7)	(8)
Latin America	299	1	5	(35)	270	(10)	—
Europe	126	(25)	96	17	214	70	(20)
Rest of World	107	(4)	67	7	177	66	(4)
Segment revenues(g)	$873	(56)	170	(9)	978	12	(6)

Revenues - GAAP	$873	(56)	170	(9)	978	12	(6)

Operating profit:
North America(h)	$13	19	—	—	32	fav	fav
Latin America	61	7	—	(9)	59	(3)	12
Europe	2	—	8	1	11	fav	14
Rest of World	14	11	5	1	30	fav	79
Segment operating profit	90	37	13	(7)	132	47	41
Corporate(c)(h)	(27)	(18)	—	3	(42)	58	68
Operating profit - non-GAAP	$63	19	13	(5)	90	43	30

Other items not allocated to segments(d)	(37)	10	—	(1)	(28)	(23)	(27)
Operating profit - GAAP	$26	29	13	(6)	62	fav	fav

GAAP interest expense	(20)				(27)	36
GAAP interest and other income (expense)	(16)				(6)	(65)
GAAP provision (benefit) for income taxes	(12)				14	unfav
GAAP noncontrolling interests	1				3	unfav
GAAP income from continuing operations(f)	2				13	fav
GAAP EPS(f)	$0.03				0.25	fav
GAAP weighted-average diluted shares	51.3				50.5	(2)

Non-GAAP(e)		Organic	Acquisitions /			% Change
	1Q'20	Change	Dispositions(a)	Currency(b)	1Q'21	Total	Organic

Segment revenues - GAAP/non-GAAP	$873	(56)	170	(9)	978	12	(6)

Non-GAAP operating profit	63	19	13	(5)	90	43	30

Non-GAAP interest expense	(19)				(27)	39
Non-GAAP interest and other income (expense)	(5)				1	fav
Non-GAAP provision for income taxes	12				20	65
Non-GAAP noncontrolling interests	1				3	unfav
Non-GAAP income from continuing operations(f)	26				41	60
Non-GAAP EPS(f)	$0.50				0.82	64
Non-GAAP weighted-average diluted shares	51.3				50.5	(2)

Amounts may not add due to rounding.
(a)Non-GAAP amounts include the impact of prior year comparable period results for acquired and disposed businesses. GAAP results also include the impact of acquisition-related intangible amortization, restructuring and other charges, and disposition related gains/losses.
(b)The amounts in the “Currency” column consist of the effects of Argentina devaluations under highly inflationary accounting and the sum of monthly currency changes. Monthly currency changes represent the accumulation throughout the year of the impact on current period results from changes in foreign currency rates from the prior year period.
(c)Corporate expenses are not allocated to segment results. Corporate expenses include salaries and other costs to manage the global business and to perform activities required of public companies.
(d)See pages 7-8 for more information.
(e)Non-GAAP results are reconciled to applicable GAAP results on pages 9-12.
(f)Attributable to Brink's.
(g)Segment revenues equal our total reported non-GAAP revenues.
(h)In the first quarter of 2021, we changed the method for calculating the allowance for doubtful accounts of the North America segment’s U.S. business. This change in method resulted in a $12.3 million operating profit increase in the segment, which was offset by a $12.3 million increase to Corporate expense, resulting in no impact to consolidated operating profit for the quarter. Historically, all Brink’s business units followed an internal Company policy for determining an allowance for doubtful accounts and the allowances were then reconciled to the required U.S. GAAP estimated consolidated allowance, with any differences reported as part of Corporate expense. Other than for the U.S. business, the reconciling differences were not significant. We changed the U.S. calculation of the allowance in order to more closely align it with the U.S. GAAP consolidated calculation and to minimize reconciling differences, resulting in the offsetting $12.3 million adjustments to align the methods.

The Brink’s Company and subsidiaries
(In millions) (Unaudited)

Selected Items - Condensed Consolidated Balance Sheets

	December 31, 2020	March 31, 2021
Assets
Cash and cash equivalents	$620.9	598.1
Restricted cash	322.0	274.2
Accounts receivable, net	679.1	689.3
Right-of-use assets, net	322.0	338.5
Property and equipment, net	838.2	813.6
Goodwill and intangibles	1,645.3	1,738.4
Deferred income taxes	314.9	311.4
Other	393.2	427.0

Total assets	$5,135.6	5,190.5

Liabilities and Equity

Accounts payable	206.0	179.1
Debt	2,485.7	2,587.1
Retirement benefits	701.8	695.1
Accrued liabilities	779.2	793.6
Lease liabilities	267.2	281.6
Other	493.2	428.9
Total liabilities	4,933.1	4,965.4

Equity	202.5	225.1

Total liabilities and equity	$5,135.6	5,190.5

Selected Items - Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2020	2021
Net cash provided (used) by operating activities	$13.4	(1.5)
Net cash used by investing activities	(110.4)	(138.5)
Net cash provided by financing activities	168.1	95.4

Effect of exchange rate changes on cash	(28.0)	(26.0)
Cash, cash equivalents and restricted cash:
Increase (decrease)	43.1	(70.6)
Balance at beginning of period	469.0	942.9
Balance at end of period	$512.1	872.3

Supplemental Cash Flow Information

Capital expenditures	$(30.2)	(32.2)
Acquisitions, net of cash acquired	(73.3)	(108.1)
Depreciation and amortization	45.0	54.8
Cash paid for income taxes, net	(20.4)	(14.6)

About The Brink’s Company
The Brink’s Company (NYSE:BCO) is the global leader in total cash management, route-based secure logistics and payment solutions including cash-in-transit, ATM services, cash management services (including vault outsourcing, money processing and intelligent safe services), and international transportation of valuables. Our customers include financial institutions, retailers, government agencies, mints, jewelers and other commercial operations. Our global network of operations in 53 countries serves customers in more than 100 countries. For more information, please visit our website at www.brinks.com or call 804-289-9709.

Forward-Looking Statements
This release contains forward-looking information. Words such as "anticipate," "assume," "estimate," "expect," “target” "project," "predict," "intend," "plan," "believe," "potential," "may," "should" and similar expressions may identify forward-looking information. Forward-looking information in these materials includes, but is not limited to: 2021 outlook, including revenue, operating profit, adjusted EBITDA (and drivers thereof), expected economic recovery, demand for our services in future periods, expected amount and timing of synergies related to the G4S acquisition, future results of the PAI business and the impact on Brink’s results, synergies related to the PAI acquisitions, the addition of ATM customers in other markets, future costs related to Reorganization and Restructuring, and our 3-year strategic plan. Forward-looking information in this document is subject to known and unknown risks, uncertainties and contingencies, which are difficult to predict or quantify, and which could cause actual results, performance or achievements to differ materially from those that are anticipated.

Forward-looking information in this document is subject to known and unknown risks, uncertainties and contingencies, which are difficult to predict or quantify, and which could cause actual results, performance or achievements to differ materially from those that are anticipated. These risks, uncertainties and contingencies, many of which are beyond our control, include, but are not limited to: our ability to improve profitability and execute further cost and operational improvement and efficiencies in our core businesses; our ability to improve service levels and quality in our core businesses; market volatility and commodity price fluctuations; seasonality, pricing and other competitive industry factors; investment in information technology (“IT”) and its impact on revenue and profit growth; our ability to maintain an effective IT infrastructure and safeguard confidential information; our ability to effectively develop and implement solutions for our customers; risks associated with operating in foreign countries, including changing political, labor and economic conditions, regulatory issues (including the imposition of international sanctions, including by the U.S. government), currency restrictions and devaluations, restrictions on and cost of repatriating earnings and capital, impact on the Company’s financial results as a result of jurisdictions determined to be highly inflationary, and restrictive government actions, including nationalization; labor issues, including negotiations with organized labor and work stoppages; pandemics (including the ongoing COVID-19 pandemic and related impact to and restrictions on the actions of businesses and consumers, including suppliers and customers), acts of terrorism, strikes or other extraordinary events that negatively affect global or regional cash commerce; anticipated cash needs in light of our current liquidity position and the impact of COVID-19 on our liquidity; the strength of the U.S. dollar relative to foreign currencies and foreign currency exchange rates; our ability to identify, evaluate and complete acquisitions and other strategic transactions and to successfully integrate acquired companies; costs related to dispositions and product or market exits; our ability to obtain appropriate insurance coverage, positions taken by insurers relative to claims and the financial condition of insurers; safety and security performance and loss experience; employee and environmental liabilities in connection with former coal operations, including black lung claims; the impact of the Patient Protection and Affordable Care Act on legacy liabilities and ongoing operations; funding requirements, accounting treatment, and investment performance of our pension plans, the VEBA and other employee benefits; changes to estimated liabilities and assets in actuarial assumptions; the nature of hedging relationships and counterparty risk; access to the capital and credit markets; our ability to realize deferred tax assets; the outcome of pending and future claims, litigation, and administrative proceedings; public perception of our business, reputation and brand; changes in estimates and assumptions underlying critical accounting policies; the promulgation and adoption of new accounting standards, new government regulations and interpretation of existing standards and regulations.

This list of risks, uncertainties and contingencies is not intended to be exhaustive. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2020, and in related disclosures in our other public filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021. The forward-looking information included in this document is representative only as of the date of this document and The Brink's Company undertakes no obligation to update any information contained in this document.

The Brink’s Company and subsidiaries
Segment Results: 2020 and 2021 (Unaudited)
(In millions, except for percentages)

	Revenues
	2020					2021
	1Q	2Q	3Q	4Q	Full Year	1Q
Revenues:
North America	$340.9	274.3	316.8	329.4	1,261.4	$317.1
Latin America	299.0	230.4	256.7	285.8	1,071.9	269.7
Europe	126.3	167.9	224.0	235.6	753.8	214.4
Rest of World	106.6	153.4	173.0	170.8	603.8	176.5
Segment revenues - GAAP and Non-GAAP	$872.8	826.0	970.5	1,021.6	3,690.9	$977.7

	Operating Profit
	2020					2021
	1Q	2Q	3Q	4Q	Full Year	1Q
Operating profit:
North America(a)	$13.4	8.4	24.1	45.8	91.7	$32.3
Latin America	60.5	41.8	51.1	80.2	233.6	58.7
Europe	2.1	1.2	18.8	29.1	51.2	10.6
Rest of World	13.6	31.0	36.1	36.4	117.1	30.4
Corporate(a)	(26.5)	(9.2)	(30.2)	(46.4)	(112.3)	(41.9)
Non-GAAP	63.1	73.2	99.9	145.1	381.3	90.1

Other items not allocated to segments(b)
Reorganization and Restructuring	(5.6)	(39.0)	(5.1)	(16.9)	(66.6)	(6.6)
Acquisitions and dispositions	(19.1)	(30.9)	(16.2)	(16.9)	(83.1)	(18.7)
Argentina highly inflationary impact	(2.4)	(2.8)	(3.2)	(2.3)	(10.7)	(3.9)
Internal loss	(9.6)	(1.2)	0.9	3.0	(6.9)	0.8
Reporting compliance	(0.2)	(0.3)	0.1	(0.1)	(0.5)	—
GAAP	$26.2	(1.0)	76.4	111.9	213.5	$61.7

	Margin
	2020					2021
	1Q	2Q	3Q	4Q	Full Year	1Q
Margin:
North America	3.9%	3.1	7.6	13.9	7.3	10.2%
Latin America	20.2	18.1	19.9	28.1	21.8	21.8
Europe	1.7	0.7	8.4	12.4	6.8	4.9
Rest of World	12.8	20.2	20.9	21.3	19.4	17.2
Non-GAAP	7.2	8.9	10.3	14.2	10.3	9.2

Other items not allocated to segments(b)	(4.2)	(9.0)	(2.4)	(3.2)	(4.5)	(2.9)
GAAP	3.0%	(0.1)	7.9	11.0	5.8	6.3%

(a)In the first quarter of 2021, we changed the method for calculating the allowance for doubtful accounts of the North America segment’s U.S. business. This change in method resulted in a $12.3 million operating profit increase in the segment, which was offset by a $12.3 million increase to Corporate expense, resulting in no impact to consolidated operating profit for the quarter. Historically, all Brink’s business units followed an internal Company policy for determining an allowance for doubtful accounts and the allowances were then reconciled to the required U.S. GAAP estimated consolidated allowance, with any differences reported as part of Corporate expense. Other than for the U.S. business, the reconciling differences were not significant. We changed the U.S. calculation of the allowance in order to more closely align it with the U.S. GAAP consolidated calculation and to minimize reconciling differences, resulting in the offsetting $12.3 million adjustments to align the methods.
(b)See explanation of items on page 8.

The Brink’s Company and subsidiaries
Other Items Not Allocated To Segments (Unaudited)
(In millions)

Brink’s measures its segment results before income and expenses for corporate activities and for certain other items. See below for a summary of the other items not allocated to segments.

Reorganization and Restructuring
Other Restructurings
Management periodically implements restructuring actions in targeted sections of our business. As a result of these actions, we recognized $6.6 million net costs in the first three months of 2021, primarily severance costs. We recognized $66.6 million net costs in operating profit and $0.6 million costs in interest and other nonoperating income (expense) in 2020, primarily severance costs. We recognized charges of $28.8 million in 2019, primarily severance costs and charges related to the modification of share-based compensation awards. For the restructuring actions that have not yet been completed, we expect to incur additional costs between $3 million and $5 million in future periods.
Due to the unique circumstances around these charges, these management-directed items have not been allocated to segment results and are excluded from non-GAAP results.
Acquisitions and dispositions Certain acquisition and disposition items that are not considered part of the ongoing activities of the business and are special in nature are consistently excluded from non-GAAP results. These items are described below:
2021 Acquisitions and Dispositions
•Amortization expense for acquisition-related intangible assets was $9.9 million in the first three months of 2021.
•We incurred $4.1 million in integration costs, primarily related to G4S, in the first three months of 2021.
•Transaction costs related to business acquisitions were $2.4 million in the first three months of 2021.
•Restructuring costs related to acquisitions were $2.3 million in the first three months of 2021.

2020 Acquisitions and Dispositions
•Amortization expense for acquisition-related intangible assets was $35.1 million in 2020.
•We incurred $23.5 million in integration costs, primarily related to Dunbar and G4S, in 2020.
•Transaction costs related to business acquisitions were $19.3 million in 2020.
•Restructuring costs related to acquisitions were $4.7 million in 2020.

2019 Acquisitions and Dispositions
•We incurred $43.1 million in integration costs related to Dunbar, Rodoban, COMEF and TVS in 2019.
•Amortization expense for acquisition-related intangible assets was $27.8 million in 2019.
•Transaction costs related to business acquisitions were $7.9 million in 2019.
•Restructuring costs related to acquisitions, primarily Rodoban and Dunbar, were $5.6 million in 2019.
•In 2019, we recognized $2.2 million in net charges, primarily asset impairment and severance costs, related to the exit from our top-up prepaid mobile phone business in Brazil.
•Compensation expense related to the retention of key Dunbar employees was $1.5 million in 2019.

Argentina highly inflationary impact Beginning in the third quarter of 2018, we designated Argentina's economy as highly inflationary for accounting purposes. As a result, Argentine peso-denominated monetary assets and liabilities are now remeasured at each balance sheet date to the currency exchange rate then in effect, with currency remeasurement gains and losses recognized in earnings. In addition, nonmonetary assets retain a higher historical basis when the currency is devalued. The higher historical basis results in incremental expense being recognized when the nonmonetary assets are consumed. In the first three months of 2021, we recognized $3.9 million in pretax charges related to highly inflationary accounting, including currency remeasurement losses of $3.0 million. In 2020, we recognized $10.7 million in pretax charges related to highly inflationary accounting, including currency remeasurement losses of $7.7 million. In 2019, we recognized $14.5 million in pretax charges related to highly inflationary accounting, including currency remeasurement losses of $11.3 million. These amounts are excluded from non-GAAP results.

Internal loss A former non-management employee in our U.S. global services operations embezzled funds from Brink's in prior years. Except for a small deductible amount, the amount of the internal loss related to the embezzlement of funds was covered by our insurance. In an effort to cover up the embezzlement, the former employee intentionally misstated the underlying accounts receivable subledger data. In 2019, we incurred $4.5 million in costs (primarily third party expenses) to reconstruct the accounts receivables subledger. In 2020, we incurred an additional $0.3 million in costs related to this activity. In the third quarter of 2019, we were able to identify $4.0 million of revenues billed and collected in prior periods which had never been recorded in the general ledger. We also identified and recorded $0.3 million in bank fees, which had been incurred in prior periods. The rebuild of the subledger was substantially completed during the third quarter of 2019. Based on the reconstructed subledger, we were able to analyze and quantify the uncollected receivables from prior periods. Although we plan to attempt to collect these receivables, we estimated an increase to bad debt expense of $13.7 million in the third quarter of 2019. The estimate of the allowance for doubtful accounts was adjusted in the fourth quarter of 2019 for an additional $6.4 million and again in 2020 for an additional $6.6 million. In the first three months of 2021, we recognized a decrease in bad debt expense of $1.6 million, primarily related to collection of these receivables. This estimate will continue to be adjusted in future periods, if needed, as assumptions related to the collectability of these accounts receivable change. We also recognized $0.8 million of legal charges in the first three months of 2021 as we attempt to collect additional insurance recoveries related to these receivables. At March 31, 2021, we have recorded an $11.0 million allowance on $11.9 million of accounts receivable, or 92%. Due to the unusual nature of this internal loss and the related errors in the subledger data, along with the fact that management has excluded these amounts when evaluating internal performance, we have excluded these net charges from segment and non-GAAP results.

Reporting compliance Certain compliance costs (primarily third party expenses) are excluded from 2019, 2020 and the first three months of 2021 non-GAAP results. These costs relate to the implementation and January 1, 2019 adoption of the new lease accounting standard (amounts were not significant in the first three months of 2021, $0.5 million in 2020 and $1.8 million in 2019). We also incurred $0.3 million in costs related to mitigation of material weaknesses in 2019. We did not incur any such costs in 2020 or the first three months of 2021.

The Brink’s Company and subsidiaries
Non-GAAP Results Reconciled to GAAP (Unaudited)
(In millions, except for percentages and per share amounts)

Non-GAAP results described in this press release are financial measures that are not required by or presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The purpose of the Non-GAAP results is to report financial information from the primary operations of our business by excluding the effects of certain income and expenses that do not reflect the ordinary earnings of our operations. The specific items excluded have not been allocated to segments, are described on page 8 and in more detail in our Form 10-Q, and are reconciled to comparable GAAP measures below. In addition, we refer to non-GAAP constant currency amounts, which represent current period results and forecasts at prior period exchange rates.

Non-GAAP results adjust the quarterly Non-GAAP tax rates so that the Non-GAAP tax rate in each of the quarters is equal to the full-year estimated Non-GAAP tax rate. The full-year Non-GAAP tax rate in both years excludes certain pretax and income tax amounts. Amounts reported for prior periods have been updated in this report to present information consistently for all periods presented.

The 2021 Non-GAAP outlook amounts for operating profit, EPS from continuing operations, free cash flow before dividends and Adjusted EBITDA cannot be reconciled to GAAP without unreasonable effort. We cannot reconcile these amounts to GAAP because we are unable to accurately forecast the impact of highly inflationary accounting on our Argentina operations or other potential Non-GAAP adjusting items for which the timing and amounts are currently under review, such as future restructuring actions. We are also unable to forecast changes in cash held for customer obligations or proceeds from the sale of property, equipment and investments in 2021. The impact of highly inflationary accounting and other potential Non-GAAP adjusting items could be significant to our GAAP results.

The Non-GAAP financial measures are intended to provide investors with a supplemental comparison of our operating results and trends for the periods presented. Our management believes these measures are also useful to investors as such measures allow investors to evaluate our performance using the same metrics that our management uses to evaluate past performance and prospects for future performance. We do not consider these items to be reflective of our operating performance as they result from events and circumstances that are not a part of our core business. Additionally, non-GAAP results are utilized as performance measures in certain management incentive compensation plans.

Non-GAAP Results Reconciled to GAAP

	YTD '20			YTD '21
	Pre-tax income	Income taxes	Effective tax rate	Pre-tax income	Income taxes	Effective tax rate
Effective Income Tax Rate
GAAP	$(9.4)	(12.2)	129.8%	$29.0	13.6	46.9%
Retirement plans(c)	7.7	1.8		6.4	1.9
Reorganization and Restructuring(a)	5.6	1.3		6.6	1.6
Acquisitions and dispositions(a)	22.8	2.1		19.2	0.5
Argentina highly inflationary impact(a)	2.4	(0.2)		3.9	(0.3)
Internal loss(a)	9.6	2.2		(0.8)	(0.4)
Reporting compliance(a)	0.2	—		—	—
Income tax rate adjustment(b)	—	17.4		—	3.5
Non-GAAP	$38.9	12.4	31.8%	$64.3	20.4	31.8%

Amounts may not add due to rounding.
(a)See “Other Items Not Allocated To Segments” on pages 7-8 for details. We do not consider these items to be reflective of our operating performance as they result from events and circumstances that are not a part of our core business.
(b)Non-GAAP income from continuing operations and non-GAAP EPS have been adjusted to reflect an effective income tax rate in each interim period equal to the full-year non-GAAP effective income tax rate. The full-year non-GAAP effective tax rate is estimated at 31.8% for 2021 and was 31.8% for 2020.
(c)Our U.S. retirement plans are frozen and costs related to these plans are excluded from non-GAAP results. Certain non-U.S. operations also have retirement plans. Settlement charges related to these non-U.S. plans are also excluded from non-GAAP results.
(d)There is no difference between GAAP and non-GAAP share-based compensation amounts for the periods presented.
(e)Due to the impact of Argentina highly inflationary accounting, there was a $0.1 million non-GAAP adjustment for a gain in the fourth quarter of 2020. There is no difference between GAAP and non-GAAP marketable securities gain and loss amounts for the periods presented.
(f)Adjusted EBITDA is defined as non-GAAP income from continuing operations excluding the impact of non-GAAP interest expense, non-GAAP income tax provision, non-GAAP depreciation and amortization, non-GAAP share-based compensation and non-GAAP marketable securities (gain) loss.
(g)Because we reported a loss from continuing operations on a GAAP basis in the third quarter of 2020, GAAP EPS was calculated using basic shares. However, as we reported income from continuing operations on a non-GAAP basis in the third quarter of 2020, non-GAAP EPS was calculated using diluted shares.

The Brink’s Company and subsidiaries
Non-GAAP Results Reconciled to GAAP (Unaudited) - continued
(In millions, except for percentages and per share amounts)

	2020					2021
	1Q	2Q	3Q	4Q	Full Year	1Q

Revenues:
GAAP	$872.8	826.0	970.5	1,021.6	3,690.9	$977.7
Non-GAAP	$872.8	826.0	970.5	1,021.6	3,690.9	$977.7

Operating profit (loss):
GAAP	$26.2	(1.0)	76.4	111.9	213.5	$61.7
Reorganization and Restructuring(a)	5.6	39.0	5.1	16.9	66.6	6.6
Acquisitions and dispositions(a)	19.1	30.9	16.2	16.9	83.1	18.7
Argentina highly inflationary impact(a)	2.4	2.8	3.2	2.3	10.7	3.9
Internal loss(a)	9.6	1.2	(0.9)	(3.0)	6.9	(0.8)
Reporting compliance(a)	0.2	0.3	(0.1)	0.1	0.5	—
Non-GAAP	$63.1	73.2	99.9	145.1	381.3	$90.1

Operating margin:
GAAP margin	3.0%	(0.1)%	7.9%	11.0%	5.8%	6.3%

Non-GAAP margin	7.2%	8.9%	10.3%	14.2%	10.3%	9.2%

Interest expense:
GAAP	$(20.0)	(23.2)	(27.1)	(26.2)	(96.5)	$(27.2)
Acquisitions and dispositions(a)	0.7	0.3	0.5	0.4	1.9	0.3
Non-GAAP	$(19.3)	(22.9)	(26.6)	(25.8)	(94.6)	$(26.9)

Interest and other income (expense):
GAAP	$(15.6)	(3.0)	(12.8)	(6.3)	(37.7)	$(5.5)
Retirement plans(c)	7.7	8.1	8.7	9.3	33.8	6.4
Reorganization and Restructuring(a)	—	—	0.5	—	0.5	—
Acquisitions and dispositions(a)	3.0	0.5	0.4	2.6	6.5	0.2
Argentina highly inflationary impact(a)	—	—	—	(0.1)	(0.1)	—
Non-GAAP	$(4.9)	5.6	(3.2)	5.5	3.0	$1.1

Taxes:
GAAP	$(12.2)	(43.2)	58.9	53.1	56.6	$13.6
Retirement plans(c)	1.8	1.9	2.1	2.1	7.9	1.9
Reorganization and Restructuring(a)	1.3	9.0	1.3	4.2	15.8	1.6
Acquisitions and dispositions(a)	2.1	3.6	4.0	1.9	11.6	0.5
Argentina highly inflationary impact(a)	(0.2)	(0.3)	(0.2)	(0.6)	(1.3)	(0.3)
Internal loss(a)	2.2	0.3	(0.2)	(0.7)	1.6	(0.4)
Income tax rate adjustment(b)	17.4	46.5	(43.6)	(20.3)	—	3.5
Non-GAAP	$12.4	17.8	22.3	39.7	92.2	$20.4

Noncontrolling interests:
GAAP	$1.0	2.3	1.4	1.2	5.9	$2.7
Reorganization and Restructuring(a)	0.1	—	0.2	—	0.3	0.1
Acquisitions and dispositions(a)	—	0.1	0.2	0.2	0.5	0.5
Income tax rate adjustment(b)	(0.4)	(1.6)	1.0	1.0	—	(0.7)
Non-GAAP	$0.7	0.8	2.8	2.4	6.7	$2.6

Amounts may not add due to rounding.
See page 9 for footnote explanations.

	2020					2021
	1Q	2Q	3Q	4Q	Full Year	1Q

Income (loss) from continuing operations attributable to Brink's:
GAAP	$1.8	13.7	(23.8)	25.1	16.8	$12.7
Retirement plans(c)	5.9	6.2	6.6	7.2	25.9	4.5
Reorganization and Restructuring(a)	4.2	30.0	4.1	12.7	51.0	4.9
Acquisitions and dispositions(a)	20.7	28.0	12.9	17.8	79.4	18.2
Argentina highly inflationary impact(a)	2.6	3.1	3.4	2.8	11.9	4.2
Internal loss(a)	7.4	0.9	(0.7)	(2.3)	5.3	(0.4)
Reporting compliance(a)	0.2	0.3	(0.1)	0.1	0.5	—
Income tax rate adjustment(b)	(17.0)	(44.9)	42.6	19.3	—	(2.8)
Non-GAAP	$25.8	37.3	45.0	82.7	190.8	$41.3

Adjusted EBITDA(f):
Net income (loss) attributable to Brink's - GAAP	$1.8	12.9	(23.9)	25.2	16.0	$12.7
Interest expense - GAAP	20.0	23.2	27.1	26.2	96.5	27.2
Income tax provision - GAAP	(12.2)	(43.2)	58.9	53.1	56.6	13.6
Depreciation and amortization - GAAP	45.0	52.1	55.1	54.6	206.8	54.8
EBITDA	$54.6	45.0	117.2	159.1	375.9	$108.3
Discontinued operations - GAAP	—	0.8	0.1	(0.1)	0.8	—
Retirement plans(c)	7.7	8.1	8.7	9.3	33.8	6.4
Reorganization and Restructuring(a)	5.5	38.7	4.8	16.5	65.5	6.4
Acquisitions and dispositions(a)	14.7	22.2	7.0	9.1	53.0	8.5
Argentina highly inflationary impact(a)	1.7	2.1	2.4	2.6	8.8	3.4
Internal loss(a)	9.6	1.2	(0.9)	(3.0)	6.9	(0.8)
Reporting compliance(a)	0.2	0.3	(0.1)	0.1	0.5	—
Income tax rate adjustment(b)	0.4	1.6	(1.0)	(1.0)	—	0.7
Share-based compensation(d)	7.2	5.4	8.7	10.0	31.3	7.6
Marketable securities (gain) loss(e)	2.5	(5.9)	1.1	(8.2)	(10.5)	(3.4)
Adjusted EBITDA	$104.1	119.5	148.0	194.4	566.0	$137.1

EPS:
GAAP	$0.03	0.27	(0.47)	0.50	0.33	$0.25
Retirement plans(c)	0.12	0.12	0.13	0.14	0.51	0.09
Reorganization and Restructuring costs(a)	0.08	0.59	0.08	0.25	1.00	0.10
Acquisitions and dispositions(a)	0.40	0.55	0.26	0.35	1.56	0.36
Argentina highly inflationary impact(a)	0.05	0.06	0.07	0.06	0.23	0.08
Internal loss(a)	0.14	0.02	(0.01)	(0.05)	0.10	(0.01)
Reporting compliance(a)	—	0.01	—	—	0.01	—
Income tax rate adjustment(b)	(0.33)	(0.88)	0.84	0.38	—	(0.06)
Share adjustment(g)	—	—	—	—	—	—
Non-GAAP	$0.50	0.73	0.89	1.64	3.76	$0.82

Depreciation and Amortization:
GAAP	$45.0	52.1	55.1	54.6	206.8	$54.8
Reorganization and Restructuring costs(a)	—	(0.3)	(0.6)	(0.4)	(1.3)	(0.1)
Acquisitions and dispositions(a)	(7.4)	(9.1)	(9.4)	(10.2)	(36.1)	(9.9)
Argentina highly inflationary impact(a)	(0.7)	(0.7)	(0.8)	0.4	(1.8)	(0.5)
Non-GAAP	$36.9	42.0	44.3	44.4	167.6	$44.3

Amounts may not add due to rounding.
See page 9 for footnote explanations.

2021
1Q

Free cash flow before dividends:
Cash flows from operating activities
Operating activities - GAAP	$(1.5)
Decrease in restricted cash held for customers	66.4
Increase in certain customer obligations(a)	(18.4)
G4S intercompany payments(b)	2.6
Operating activities - non-GAAP	$49.1
Capital expenditures - GAAP	(32.2)
Proceeds from sale of property, equipment and investments(b)	1.9
Free cash flow before dividends	$18.8

(a)To adjust for the change in the balance of customer obligations related to cash received and processed in certain of our secure Cash Management Services operations. The title to this cash transfers to us for a short period of time. The cash is generally credited to customers’ accounts the following day and we do not consider it as available for general corporate purposes in the management of our liquidity and capital resources.
(b)In the fourth quarter of 2020, we changed our definition of free cash flow before dividends to exclude payments made to G4S for net intercompany receivables and to include proceeds from sale of property, equipment and investments. All previously disclosed information for all periods presented has been revised.

Free cash flow before dividends is a supplemental financial measure that is not required by, or presented in accordance with GAAP. The purpose of this non-GAAP measure is to report financial information excluding the change in restricted cash held for customers, the impact of cash received and processed in certain of our secure cash management services operations, capital expenditures, payments made to G4S for net intercompany receivables from the acquired subsidiaries, and to include proceeds from the sale of property, equipment and investments. In the fourth quarter of 2020, we changed the definition of free cash flow before dividends to exclude payments made to G4S for net intercompany receivables and to include proceeds from sale of property, equipment and investments. We believe this measure is helpful in assessing cash flows from operations, enables period-to-period comparability and is useful in predicting future cash flows. This non-GAAP measure should not be considered as an alternative to cash flows from operating activities determined in accordance with GAAP and should be read in conjunction with our condensed consolidated statements of cash flows.

The Brink’s Company and subsidiaries
Supplemental Information - Reporting under New Segmentation (Unaudited)
(In millions, except for percentages) (Unaudited)

The supplemental financial information below is reported using new business segmentation for prior quarters.

First-Quarter 2020 vs. 2019

GAAP and NonGAAP(e)		Organic	Acquisitions /			% Change
	1Q'19	Change	Dispositions(a)	Currency(b)	1Q'20	Total	Organic
Revenues:
North America	$335	2	5	—	341	2	—
Latin America	328	24	1	(54)	299	(9)	7
Europe	137	(5)	(1)	(4)	126	(7)	(4)
Rest of World	106	(3)	5	(1)	107	1	(3)
Segment revenues(f)	$905	18	10	(60)	873	(4)	2

Other items not allocated to segments(d)	—	—	—	—	—	—	—
Revenues - GAAP	$905	18	10	(60)	873	(4)	2

Operating profit:
North America	$25	(12)	—	—	13	(47)	(48)
Latin America	61	13	1	(14)	61	(1)	22
Europe	8	(5)	(1)	—	2	(74)	(67)
Rest of World	16	(3)	1	—	14	(17)	(19)
Segment operating profit	111	(8)	1	(14)	90	(19)	(7)
Corporate(c)	(26)	3	—	(4)	(27)	2	(12)
Operating profit - non-GAAP	$85	(4)	1	(18)	63	(26)	(5)

Other items not allocated to segments(d)	(26)	(12)	(2)	3	(37)	40	45
Operating profit (loss) - GAAP	$58	(16)	(1)	(15)	26	(55)	(28)

Amounts may not add due to rounding.

(a)Non-GAAP amounts include the impact of prior year comparable period results for acquired and disposed businesses. GAAP results also include the impact of acquisition-related intangible amortization, restructuring and other charges, and disposition related gains/losses.
(b)The amounts in the “Currency” column consist of the effects of Argentina devaluations under highly inflationary accounting and the sum of monthly currency changes. Monthly currency changes represent the accumulation throughout the year of the impact on current period results from changes in foreign currency rates from the prior year period.
(c)Corporate expenses are not allocated to segment results. Corporate expenses include salaries and other costs to manage the global business and to perform activities required of public companies.
(d)See page 8 for more information.
(e)2019 Non-GAAP results are reconciled to applicable GAAP results on page 15. 2020 and 2021 Non-GAAP results are reconciled to applicable GAAP results on pages 9-12.
(f)Segment revenues equal our total reported non-GAAP revenues.

The Brink’s Company and subsidiaries
Supplemental Information - Reporting under New Segmentation (Unaudited)
(In millions, except for percentages) (Unaudited)

Second-Quarter 2020 vs. 2019

GAAP and NonGAAP(e)		Organic	Acquisitions /			% Change
	2Q'19	Change	Dispositions(a)	Currency(b)	2Q'20	Total	Organic
Revenues:
North America	$339	(70)	6	(1)	274	(19)	(21)
Latin America	326	(30)	7	(72)	230	(29)	(9)
Europe	138	(54)	89	(4)	168	22	(40)
Rest of World	112	2	48	(8)	153	37	2
Segment revenues	$914	(152)	149	(86)	826	(10)	(17)

Other items not allocated to segments(d)	—	—	—	—	—	(100)	—
Revenues - GAAP	$914	(152)	150	(86)	826	(10)	(17)

Operating profit:
North America	$25	(17)	—	—	8	(66)	(68)
Latin America	66	(10)	1	(15)	42	(37)	(16)
Europe	9	(18)	11	—	1	(87)	unfav
Rest of World	18	9	6	(2)	31	75	52
Segment operating profit	118	(36)	19	(18)	82	(30)	(31)
Corporate(c)	(29)	20	—	(1)	(9)	(68)	(70)
Operating profit - non-GAAP	$89	(16)	19	(18)	73	(18)	(18)

Other items not allocated to segments(d)	(36)	(33)	(10)	5	(74)	unfav	92
Operating profit (loss) - GAAP	$53	(50)	9	(13)	(1)	unfav	(94)

Third-Quarter 2020 vs. 2019

GAAP and NonGAAP(e)		Organic	Acquisitions /			% Change
	3Q'19	Change	Dispositions(a)	Currency(b)	3Q'20	Total	Organic
Revenues:
North America	$344	(30)	2	—	317	(8)	(9)
Latin America	329	(19)	11	(64)	257	(22)	(6)
Europe	138	(25)	101	9	224	62	(18)
Rest of World	113	(6)	67	(1)	173	53	(5)
Segment revenues	$925	(79)	181	(56)	971	5	(9)

Other items not allocated to segments(d)	4	(4)	—	—	—	(100)	unfav
Revenues - GAAP	$928	(83)	181	(56)	971	5	(9)

Operating profit:
North America	$21	3	—	—	24	14	13
Latin America	76	(11)	1	(15)	51	(33)	(15)
Europe	13	(7)	12	1	19	45	(57)
Rest of World	20	10	7	—	36	81	48
Segment operating profit	130	(6)	21	(15)	130	—	(5)
Corporate(c)	(28)	5	—	(8)	(30)	8	(19)
Operating profit - non-GAAP	$102	(1)	21	(22)	100	(2)	(1)

Other items not allocated to segments(d)	(50)	16	7	4	(24)	(53)	(32)
Operating profit (loss) - GAAP	$53	15	28	(19)	76	46	28

Amounts may not add due to rounding.

See page 13 for footnote explanations.

The Brink’s Company and subsidiaries
Non-GAAP Results Reconciled to GAAP (Unaudited)
(In millions)

	2019
	1Q	2Q	3Q	4Q	Full Year

Revenues:
GAAP	$905.0	914.0	928.4	935.8	3,683.2
Acquisitions and dispositions(a)	—	0.3	0.2	—	0.5
Internal loss(a)	—	—	(4.0)	—	(4.0)
Non-GAAP	$905.0	914.3	924.6	935.8	3,679.7

Operating profit (loss):
GAAP	$58.4	52.6	52.5	73.3	236.8
Reorganization and Restructuring(a)	3.5	10.6	6.4	8.3	28.8
Acquisitions and dispositions(a)	17.2	22.6	24.0	24.7	88.5
Argentina highly inflationary impact(a)	4.3	0.1	7.9	2.2	14.5
Internal loss(a)	—	2.6	11.3	7.0	20.9
Reporting compliance(a)	1.4	0.3	0.3	0.1	2.1
Non-GAAP	$84.8	88.8	102.4	115.6	391.6

Amounts may not add due to rounding.

(a)See “Other Items Not Allocated To Segments” on page 8 for details. We do not consider these items to be reflective of our operating performance as they result from events and circumstances that are not a part of our core business.